SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information: ______________________________________________________________________

Name:  STATE TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

535 Fifth Avenue, 4th Floor

New York, NY 10017

Telephone Number (including area code): 646-274-1300

Name and address of agent for service of process:

CEO, State Trust

535 Fifth Avenue, 4th Floor

New York, NY 10017

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes [X]     No [  ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Los Angeles and State of California on July 15, 2016.

STATE TRUST

By:

/s/ ________________

Ofer Abarbanel

Trustee

Attest:

/s/______________________

Notary Seal

Name:

Johnney Hong

Commission # 2080858

Title:

Notary Public

Notary Public – California

Los Angeles County

My Comm. Expires Sep 6, 2018